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     Because  the  electronic  format  of filing  Form  N-SAR  does not  provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Offit National Municipal Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      41,925            0.03             1,338,906         11.13


     Class B      2,774             0.02             125,924        11.13


     Class C      2,896             0.02             130,729        11.13


     Class I      255,551          0.04             6,943,973         11.13